UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2017

Oncobiologics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37759	38-3982704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clarke Drive Cranbury, New Jersey	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 619-3990

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01	Other Events

On July 25, 2017, Oncobiologics, Inc. (the “Company”) entered into a binding exclusivity agreement with a third party. Under the exclusivity agreement, the Company agreed not to pursue any alternative transactions (broadly defined to encompass most equity and debt financing transactions, as well as acquisitions), subject to certain limited exceptions, for a period of 75 days (which may be extended for two 20-day periods). There is no guarantee that the Company will enter into any definitive agreements with the third party. In the event the Company and the third party do not enter into a binding transaction but the Company enters into an alternative transaction within three months following termination of the exclusivity agreement, the Company agreed to pay the third party a break-up fee of $7.5 million.

On the same date, the Company also entered into a strategic licensing agreement with the same third party, under which it granted the third party and its affiliates a perpetual, irrevocable, exclusive, sublicensable license in the agreed territory for the research, development, manufacture, use or sale of the ONS-1045 biosimilar product candidate in the agreed territory. The agreed territory includes all emerging markets but specifically excludes major developed markets, such as the United States, Canada, Europe, Japan, Australia and New Zealand, and smaller markets where the Company has existing licensing arrangements, such as Mexico, greater China and India.

Under the terms of the strategic licensing agreement, the Company received an upfront payment from the third party of $1.25 million, and is scheduled to receive an additional $1.25 million upon a notice and acknowledgment milestone. In addition, the Company is eligible to receive royalties at upper single-digit percentage rates of annual net sales of products by the licensee and its affiliates in the agreed territory.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oncobiologics, Inc.
Date: July 31, 2017	By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon Chief Financial Officer